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www.MedAire.com
ASX: MDE

FOR IMMEDIATE RELEASE	CONTACT:	MedAire, Inc.
JILL DRAKE
480-333-3700

Spirit Airlines Adds MedLink Service to Entire Fleet

TEMPE, Ariz., August 14, 2007 – MedAire Inc. (ASX: MDE), a global provider of remote medical education, expertise and equipment, recently announced that U.S.-based Spirit Airlines will add MedAire’s 24/7 MedLink Global Response Services to its entire fleet. During in-flight medical situations, MedLink provides flight attendants and pilots with a one-call solution to board-certified physicians working in a level-one trauma center in Phoenix, Ariz.

“Immediate access to a physician ensures that passengers and crew are able to properly respond to in-flight medical situations,” said Doug Bach, vice president of sales and marketing, MedAire. “This agreement illustrates Spirit’s continued commitment to ensuring comfortable and safe passenger travel. We’re thrilled to expand our long-standing relationship with Spirit Airlines.”

As part of the three-year agreement, crewmembers onboard Spirit’s fleet of 36 aircraft will have 24-hour access to MedLink from anywhere around the world, using the aircraft’s existing communications system. MedLink physicians, who have extensive experience in the field of aviation-specific medicine, manage thousands of medical emergencies every year, including more than 17,000 in-flight situations in 2006.

“We want to ensure that our crew and passengers have access to the best in-flight medical resources available,” said Alison Russell, director of corporate communications, Spirit Airlines. “The MedLink service will take safety to a new level and provide an added layer of protection in the event of a medical emergency.”

Since 2003, MedAire Inc. has also supplied and refurbished the airline’s emergency medical kits and provided medical control for their prescription contents.

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About Spirit Airlines
Spirit Airlines Inc. is the largest Ultra Low-Cost Carrier in the United States, Latin America and the Caribbean. Its all-Airbus fleet, the youngest in the Americas, flies more than 185 daily flights to 36 destinations. The company is based in Miramar, Fla. and employs more than 2,300.

About MedAire Inc.
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, Ariz., MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.